Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement, dated as of May 18, 2023 (this “Amendment”), is made between Healthcare Trust, Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of May 18, 2020 (the “Rights Agreement”);

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to extend the term thereof as further described herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Amendment to the definition of “Final Expiration Date”. The definition of “Final Expiration Date” contained in Section 1.33 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

““Final Expiration Date” means the date upon which the Rights expire, which is, unless the Rights are previously redeemed, exchanged or terminated, the earlier of May 18, 2026, or, if the Common Shares are listed on NYSE or NASDAQ, 364 days from the commencement of trading. The Rights Agent will not be deemed to have any knowledge of the Final Expiration Date unless and until it has been notified that the Final Expiration Date has occurred.”

2.	The reference to May 18, 2023, in the second sentence under the heading “EXERCISABILITY OF RIGHTS” of Exhibit B (Summary of Rights to Purchase Common Shares) is hereby changed to May 18, 2026, and all provisions under this heading shall otherwise remain unchanged.

3.	Except as expressly provided in this Amendment, all terms and provisions of the Rights Agreement shall remain in full force and effect.

4.	This Amendment may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed to be an original, and all counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.	This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights, duties, immunities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Healthcare Trust, Inc.

By:	/s/ Scott M. Lappetito
	Name:	Scott M. Lappetito
	Title:	Chief Financial Officer, Treasurer and Secretary

Computershare Trust Company, N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Senior Manager, Contract Operations

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